Exhibit 5.1
[Letterhead of The Travelers Companies, Inc.]
December 15, 2008
The Travelers Companies, Inc.
385 Washington Street
Saint Paul, Minnesota 55102
Ladies and Gentlemen:
     I am Vice President, Associate General Counsel and Deputy Corporate Secretary of The Travelers Companies, Inc., a Minnesota corporation (the “Company”). I have acted in such capacity in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) shares of common stock of the Company, without par value (the “Common Stock”); (ii) warrants to purchase Common Stock (the “Common Stock Warrants”); (iii) shares of preferred stock of the Company (the “Preferred Stock”); (iv) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”); (v) debt securities of the Company, which may be either senior (the “Senior Debt Securities”), subordinated (the “Subordinated Debt Securities”) or junior subordinated (the “Junior Subordinated Debt Securities” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Debt Securities”); (vi) warrants to purchase Debt Securities (the “Debt Security Warrants”); (vii) contracts for the purchase and sale of Common Stock or Preferred Stock (the “Purchase Contracts”); (viii) depositary shares evidenced by depositary receipts representing a fraction or a multiple of a share of Preferred Stock (the “Depositary Shares”); (ix) guarantees of the Company (the “Guarantees”) to be issued in connection with the issuance of the preferred securities (the “Preferred Securities”) by Travelers Capital Trust II, Travelers Capital Trust III, Travelers Capital Trust IV or Travelers Capital Trust V (collectively, the “Trusts”); (x) units of the Company, consisting of two or more of the securities described under clauses (i) through (viii) in any combination (the “Units”); and (xi) Common Stock, Preferred Stock and Debt Securities that may be issued upon exercise of Securities Warrants (as defined below) or Purchase Contracts, whichever is applicable. The Common Stock, the Preferred Stock, the Debt Securities, the Purchase Contracts, the Depositary Shares, the Guarantees, the Securities Warrants and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act in an indeterminate amount.
     I have examined the Registration Statement and a form of the share certificate representing the Common Stock, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
     1. With respect to the Common Stock, assuming (a) the taking by the Board of Directors of the Company and/or a committee thereof and/or authorized officers of the Company as part of the corporate action taken (the “Corporate Proceedings”) as necessary to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Corporate Proceedings, the Common Stock will be validly issued, fully paid and nonassessable.
     2. With respect to the Preferred Stock, assuming (a) the taking by the Company of all necessary Corporate Proceedings to authorize and approve the issuance of the Preferred Stock, (b) due filing of the Statement of Designation and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Corporate Proceedings, the Preferred Stock will be validly issued, fully paid and nonassessable.
     I do not express any opinion herein concerning any laws of any jurisdiction other than the law of the State of Minnesota.
     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to me under the caption “Validity of Securities” in the Prospectus included in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, /s/ Wendy C. Skjerven Vice President, Associate General Counsel and Deputy Corporate Secretary